Exhibit 10.1

Termination Agreement of VIE Agreements

THIS TERMINATION AGREEMENT OF VIE AGREEMENTS (this “Agreement”) is entered into and effective as of the day of March 17, 2025 (the “Effective Date”) in Wuxi, Jiangsu Province, People’s Republic of China (the “PRC”), excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan for the purpose of this Agreement, by and among the following parties:

Party A: Skillful Craftsman Network Technology (WUXI) Co. Ltd.

Address: Room 0405, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi, China

Unified Social Credit Code:

Party B: Wuxi Kingway Technology Co. Ltd.

Address: Room 0403, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi, China

Unified Social Credit Code:

Party C 1: Gao Xiaofeng, a Chinese citizen, whose identity card number is 3202221971;

Party C2: Hua Lugang, a Chinese citizen, whose identity card number is 3204021972

Party C1 and Party C2 are collectively referred to as “Party C”. Party A, Party B and Party C are hereinafter each referred to as a “Party” and collectively as the “Parties”.

Whereas:

1.	Party A is a wholly foreign-owned enterprise registered in China, approved by the relevant Chinese government departments can be engaged in: network education technology in the field of technology consulting, technology development and technical services; network technology, electronic technology, computer technology development, technology consulting, technical services, technology transfer; conference services; exhibition services; cultural and artistic exchanges and planning; marketing planning; corporate image planning; business information consulting (excluding investment consulting); business management consulting. (Items subject to approval by law, can only carry out business activities after approval by the relevant departments) General: to engage in investment activities with its own funds (in addition to items subject to approval by law, with a business license to independently carry out business activities according to law);

2.	Party B is a domestic company registered in China and approved by the relevant Chinese government departments to engage in: technology development and technical services in the field of computer communication information technology; online vocational education and training business; value-added telecommunication business; broadcasting and television program production; online retailing of audio-visual products; engaging in business internet cultural activities; design and construction of computer network engineering; network system integration services; computer Software and hardware development and sales. (Items subject to approval by law can only be carried out after approval by relevant departments);

1

3.	Party C owns one hundred percent (100%) of Party B in the aggregate;

4.	For the purpose of the Offshore Listing, on July 17, 2019, Party A and Party B entered into the Exclusive Business Cooperation Agreement, Party A and Party C entered into the Authorization Agreement, and Party A, Party B and Party C entered into the Exclusive Purchasing Right Agreement and the Equity Interest Pledge Agreement (collectively, the Exclusive Business Cooperation Agreement, the Exclusive Purchasing Right Agreement, the Authorization Agreement and the Equity Interest Pledge Agreement are referred to as the “VIE Agreements”) to complete the establishment of VIE structure;

5.	Now, due to the change of market environment and the adjustment of development strategy, after friendly negotiation, the parties agreed to dismantle the VIE structure.

Accordingly, the parties have entered into this agreement as follows in relation to the dismantling of the said VIE structure by consensus:

1.	Purpose of the agreement

The parties agree to carry out the dismantling of the VIE structure in accordance with the terms and conditions of this Agreement, and to specify the relevant steps, responsibilities and subsequent matters to ensure that the interests of the parties are properly dealt with.

Each party undertakes that it has entered into and is performing this Agreement within the scope of its legal personality and its business operations or with independent civil capacity, has taken the necessary corporate actions and been duly authorized and has obtained the consents and approvals of third parties and governmental agencies and is not in breach of any laws or other restrictions binding on or affecting it.

2.	VIE Structure Overview

“VIE structure” is an arrangement whereby Party A controls Party B’s operations and earnings through VIE agreements, but does not directly hold Party B’s equity. The financial statements of Party B, as a variable interest entity of Party A, have been consolidated into Party A’s consolidated financial statements.

2

Pursuant to the Exclusive Business Cooperation Agreement, Party A agrees to accept Party B’s appointment as Party B’s exclusive service provider to provide Party B with comprehensive technical support, consulting services and other related services, including but not limited to: technical services, network support, business consulting, intellectual property rights licensing, rental of equipment or office space, marketing consulting, system integration, product development and system maintenance. Party B agrees to accept Party A’s services and pay Party A the service fee on a quarterly basis. The service fee shall not be less than ninety percent (90%) of Party B’s total net revenue for that quarter. Party A has the right to adjust the standard of service fee at any time according to the quantity and content of consulting services it provides to Party B.

Pursuant to the Exclusive Purchasing Right Agreement, Party B agrees that Party A may, subject to the laws of the PRC, at any time, purchase from Party B, or designate one or more persons (hereinafter referred to as the ‘‘Designated Person(s)’’) to purchase from Party B, all or part of the equity interests in Party C held by Party B at any time in accordance with the steps to be determined by Party A in its sole discretion and at the price agreed upon in the Agreement. No third party other than Party A and its designee shall have the right to purchase the aforesaid equity interests or any other rights in relation to the equity interests in Party C held by Party B.

Pursuant to the Authorization Agreement, Party C authorizes Party A, as its sole agent and attorney, to act on behalf of Party C in respect of all matters relating to the equity interests of Party B, including but not limited to: 1) attending the shareholders’ meeting of Party B; 2) to exercise all the rights of shareholders and shareholders’ voting rights enjoyed by Party C in accordance with the laws of the PRC and the Articles of Association of the Party B, including but not limited to selling, transferring, pledging or disposing of a part or the whole of Party B’s equity interests; and 3) to designate and appoint on behalf of Party C the legal representative (chairman of the board of directors), directors, supervisors, general manager and other senior management personnel of Party B.

Pursuant to the Equity Interest Pledge Agreement, in order to ensure that Party A, as the pledgee, receives from Party B all payments due and payable by Party B, including but not limited to the Service Fee, Party C, as the pledgor, pledged all of the equity interests it owns in Party B as security for Party B’s obligation to pay the Service Fee under the Exclusive Business Cooperation Agreement.

3.	VIE structure dismantling arrangement

The parties agree that, as of the Effective Date of this Agreement, the

3.1.	The VIE Agreement are fully terminated.

3.2.	Party B shall ensure that it operates its business independently and is no longer dependent on any form of control by Party A.

3

3.3.	The parties shall jointly complete all legal, financial and tax procedures relating to the dismantling of the VIE structure. Within seven (7) business days from the Effective Date of this Agreement or such other period as the parties may agree in writing, Party A and Party C shall submit the Application for Deregistration of Equity Pledge to the company registration authority and complete all the procedures for deregistration of equity pledge within thirty (30) business days from the date on which the application for deregistration of equity pledge is formally accepted by the company registration authority.

3.4.	Other than agreed in this Agreement, the Equity Transfer Agreement, the Release of Equity Interest Pledge Agreement, the Loan Repayment Contract and the Copyright License Agreement, the parties shall not have any rights and obligations to each other in relation to the VIE structure and warrant that each party will not require the other party to perform its outstanding obligations under the VIE Agreements in any form.

4.	Financial Arrangements

4.1.	The parties shall make accounting treatment for the dismantling of the VIE structure in accordance with PRC accounting standards.

4.2.	The parties shall deal with the tax liabilities that may arise from the dismantling of the VIE structure in accordance with the relevant PRC tax laws and regulations.

4.3.	The parties acknowledge that, as of the Effective Date of this Agreement, Party B has paid to Party A the Service Fee of RMB (in the same currency as below) of [ ] yuan in accordance with the Exclusive Business Cooperation Agreement, and the Service Fee of [ ] yuan are still due to Party A. Party B shall pay the aforesaid unpaid amount payable to Party A’s designated account by [ date ].

4.4.	The parties acknowledge that, as of the effective date of this Agreement, Party B has not yet repaid Party A the total amount of the loan amount of Ten Million Seven Hundred Thousand Dollars (¥ 10,700,000), and Party A and Party B will sign a separate “Loan Repayment Contract” to agree on the repayment of the loan.

5.	Business Arrangements

5.1.	After the dismantling of the VIE structure, Party B agrees to grant Party A a license to use, without compensation, its legally owned copyrights relating to courseware copyrights, software copyrights and other copyrights relating to the Nengong Education Cloud Online Platform. Party A and Party B will sign a separate “Copyright Use License Contract” to agree on the copyright licensed use.

5.2.	Party B agreed to transfer its equity interest in Pingtan Ocean Fishing Group Co., Ltd. to Party A in accordance with the Equity Transfer Agreement.

4

6.	Applicable law and dispute resolution

6.1.	The signing, effectiveness, interpretation, fulfillment, modification and termination of this Agreement, as well as the handling of disputes relating to this Agreement shall be governed by the laws of China.

6.2.	In the event of any dispute arising out of the interpretation and performance of this Agreement, the parties shall negotiate in good faith to resolve the dispute. If the parties fail to agree on the settlement of such dispute by negotiation within thirty (30) days after the request of either party to settle the dispute by negotiation, either party may submit the dispute to the Shanghai International Arbitration Center for settlement by arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Shanghai and the language of the arbitration shall be Chinese. The arbitral award shall be final and binding on the parties.

6.3.	In the event of any dispute arising out of the interpretation and performance of this Agreement, or in the event that any dispute is in the process of arbitration, the parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder, except with respect to the matter in dispute.

7.	Confidentiality

7.1.	Each party acknowledges that any oral or written information exchanged by it in connection with this Agreement is confidential. Each party shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of the other party, except to the extent that (a) such information already is or becomes known to the public (but not as a result of disclosure to the public by one of the recipients of the information), (b) such information is required to be disclosed by applicable law or the rules or regulations of any stock exchange, or (c) information required to be disclosed to its shareholders, directors, employees, legal or financial advisors by any party in connection with the transactions contemplated hereunder and such shareholders, directors, employees, legal or financial advisors shall be subject to obligations of confidentiality similar to the obligations set forth herein. Any disclosure of any Confidential Information by any staff or organization employed by any party shall be deemed to be a disclosure of such Confidential Information by such party, and such party shall be fully liable for and bear the consequences of any breach of this Agreement.

7.2.	This Article shall remain in effect regardless of the termination of this Agreement for any reason.

8.	Notifications

8.1.	All notices and other communications required or permitted to be given under this Agreement shall be delivered by hand or sent by postage prepaid certified mail, commercial courier service, or facsimile to the addresses designated by the parties. Each notice shall also be sent for additional confirmation by email. The date on which such notice shall be deemed to have been validly served shall be determined as follows:

8.1.1.	A notice shall be deemed to have been validly served on the date of delivery or rejection at the address designated for the receipt of the notice if it is given by hand delivery, courier service or registered mail, postage prepaid.

5

8.1.2.	A notice shall be deemed to have been validly served on the date of successful transmission if it is sent by facsimile (which shall be evidenced by an automatically generated transmission confirmation message).

The addresses of the parties for the purposes of the notice are set forth below:

Party A:	Skillful Craftsman Network Technology (WUXI) Co. Ltd.

Address:	Room 0405, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi, China
Recipient:	[ ]
Phone:	[ ]

Party B:	Wuxi Kingway Technology Co. Ltd.

Address:	Room 0403, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi, China
Recipient:	[ ]
Phone:	[ ]

Party C 1:	Gao Xiaofeng

Address:	[ ]
Recipient:	[ ]
Phone:	[ ]

Party C 2:	Hua Lugang

Address:	[ ]
Recipient:	[ ]
Phone:	[ ]

9.	Transfer

9.1.	Party B may not assign any of your rights and obligations under this Agreement to any third party without Party A prior written consent.

9.2.	Party B agrees that Party A may assign its rights and obligations under this Agreement to any third party without Party B’s consent by giving Party B prior written notice.

6

10.	Others

10.1.	If one or more of the covenants herein is held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining covenants herein shall not be affected or impaired in any respect. The parties shall negotiate in good faith to replace such invalid, illegal or unenforceable covenants with those are valid to the fullest extent permitted by law and the parties’ expectations, and such valid covenants shall have economic effects that are as similar as possible to the economic effects of such invalid, illegal or unenforceable covenants.

10.2.	Any modifications and supplements to this Agreement shall be in writing. Modification and supplemental agreements signed by the parties in connection with this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

10.3.	Unless otherwise agreed in this Agreement, any unilateral termination of this Agreement proposed by either party shall require the written consent of the other party and sign a written termination agreement.

10.4.	This Agreement shall enter into force on the effective date set forth at the beginning of this document after it has been signed by the parties or their authorized representatives and affixed with their official seals or contract seals. Unless otherwise agreed by the parties, this Agreement shall continue in force. The rights and obligations of the parties under articles 7 and 8 shall survive the termination of this Agreement.

10.5.	This Agreement shall be executed in four (4) copies, one (1) for each party, and each shall have the same legal effect.

(No text below)

7

IN WITNESS WHEREOF, the parties have caused this Termination Agreement of VIE Agreements to be executed by their authorized representatives on the date set out at the beginning of this document.

Party A:	Skillful Craftsman Network Technology (WUXI) Co., Ltd. (Seal)

Signed:	/s/ Gao Xiaofeng
Name:	Gao Xiaofeng
Position:	Legal Representative

Party B:	Wuxi Kingway Technology Co., Ltd. (seal)

Signed:	/s/ Gao Xiaofeng
Name:	Gao Xiaofeng
Position:	General Manager

Party C 1:	Gao Xiaofeng

Signed:	/s/ Gao Xiaofeng

Party C2:	Hua Lugang

Signed:	/s/ Hua Lugang

signature page